Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-269296

GS Finance Corp. $511,000 Autocallable Contingent Coupon Equity-Linked Notes due 2030 guaranteed by The Goldman Sachs Group, Inc.

This prospectus supplement addendum relates to $511,000 principal amount of notes (CUSIP: 40057T4N1) that were offered on May 31, 2023, as described in the accompanying amendment no. 1 dated June 5, 2023 to prospectus supplement no. 10,347 dated May 31, 2023.

The comparable yield was incorrectly stated in the accompanying amendment no. 1 dated June 5, 2023 to prospectus supplement no. 10,347 dated May 31, 2023. Please refer to the corrected information below.

The following paragraph reflects corrected information and replaces, in its entirety, the fifth paragraph under “Supplemental Discussion of U.S. Federal Income Tax Consequences — United States Holders” on page S-36 of the accompanying amendment no. 1 dated June 5, 2023 to prospectus supplement no. 10,347 dated May 31, 2023. The amended paragraph below should be read in conjunction with the accompanying amendment no. 1 dated June 5, 2023 to prospectus supplement no. 10,347 dated May 31, 2023 (except for the paragraph being replaced), the accompanying prospectus supplement dated February 13, 2023 and the accompanying prospectus dated February 13, 2023:

We have determined that the comparable yield for the notes is equal to 5.2228% per annum, compounded monthly. We have determined that the projected payment schedule consists of estimates of the monthly coupon payments (as set forth in the table below) and a projected payment at maturity (excluding the final monthly coupon payment) of $222.82 based on an investment of $1,000.

You are required to use the comparable yield and projected payment schedule that we compute in determining your interest accruals in respect of your notes, unless you timely disclose and justify on your U.S. federal income tax return the use of a different comparable yield and projected payment schedule.

The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of your notes, and we make no representation regarding the amount of contingent payments with respect to your notes.

You should read the additional disclosure in the accompanying amendment no. 1 dated June 5, 2023 to prospectus supplement no. 10,347 dated May 31, 2023 to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page S-19 of the accompanying amendment no. 1 dated June 5, 2023 to prospectus supplement no. 10,347 dated May 31, 2023.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

Prospectus Supplement No. 10,347 Addendum dated June 13, 2023

GS Finance Corp. may use this prospectus in the initial sale of the notes. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a note after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

About Your Prospectus

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp., and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this prospectus supplement addendum and the accompanying documents listed below. This prospectus supplement addendum constitutes a supplement to the documents listed below, does not set forth all of the terms of your notes and therefore should be read in conjunction with such documents:

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Amendment no. 1 dated June 5, 2023 to prospectus supplement no. 10,347 dated May 31, 2023
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Prospectus supplement dated February 13, 2023
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Prospectus dated February 13, 2023

The information in this prospectus supplement addendum supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.